Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts Investors: Mary Bashore Orchid Cellmark Inc. (609) 750-2324	Media: Barbara Lindheim GendeLLindheim BioCom Partners (212) 918-4650

ORCHID CELLMARK REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

-Operating Loss Decreases by 27% Compared to the Third Quarter of 2006-

-Cash Increases by $650 Thousand During the Quarter-

PRINCETON, N.J., November 1, 2007 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the third quarter of 2007.

Total revenues were $15.6 million for the third quarter of 2007, compared to $15.7 million for the third quarter of 2006, a decrease of 1%. The decrease in revenues was primarily due to lower U.K. agriculture sample testing and to a lesser extent lower U.S. paternity revenues. The overall decrease was essentially offset by higher forensic testing service revenues in the U.S. and U.K.

Service revenues gross margin for the third quarter of 2007 was 35%, compared to gross margin of 36% for the corresponding quarter of 2006. The decrease in gross margin in the third quarter of 2007 as compared to the same period of 2006 resulted from decreased revenues of approximately 49% from our U.K. agriculture testing services. That decrease was partially offset by improved operating leverage resulting from increased volumes from our U.S. and U.K. forensic business coupled with increased laboratory efficiencies and cost reduction programs implemented over the last 15 months.

Total operating expenses, excluding cost of service revenues, for the third quarter of 2007 were $6.0 million, compared to $6.3 million for the third quarter of 2006. General and administrative and research and development expenses for the third quarter of 2007 decreased from the third quarter of 2006 by $276 thousand while marketing and sales expenses were essentially unchanged. The third quarter of 2007 also included a $75 thousand restructuring benefit, while the third quarter of 2006 included $41 thousand of restructuring costs.

Operating loss for the third quarter of 2007 was $466 thousand, compared to an operating loss of $638 thousand for the third quarter of 2006, a decrease of 27%.

Orchid Cellmark reported a 47% decrease in net loss for the third quarter of 2007 compared to the third quarter of 2006. The company incurred a net loss of $707 thousand, or $(0.02) per share, for the third quarter of 2007, compared to a net loss of $1.3 million, or $(0.05) per share, for the third quarter of 2006.

Total revenues for the nine months ended September 30, 2007 were $45.3 million compared to $41.9 million for the same period last year, an increase of 8%. Operating loss decreased by $8.3 million or 75% from $11.1 million for the nine months ended September 30, 2006 to $2.8 million for the nine months ended September 30, 2007. This significant reduction in operating loss is due to increased gross margins coupled with overall expense reductions. Net loss for the nine month period was $3.1 million, or $(0.11) per share, as compared to $12.2 million, or $(0.50) per share, for the same period in 2006.

At September 30, 2007, cash and cash equivalents were $24.5 million, an increase of $650 thousand for the quarter, and restricted cash was $958 thousand. In the third quarter of 2007, cash generated by operations was $744 thousand and cash used for capital expenditures was $297 thousand. The effect of foreign currency translation also favorably impacted the cash balance by $275 thousand in the quarter. The company had no short or long term debt as of September 30, 2007.

Orchid Cellmark’s President and Chief Executive Officer, Thomas Bologna, commented, “The third quarter results reflect our focus on forensics and paternity revenues, reducing expenses and generating positive cash flows. Largely for reasons beyond our control, our agriculture business, which is typically strong in the third quarter, did not materialize as anticipated primarily due to a decision made by the U.K. Department for Environmental Food and Rural Affairs (DEFRA) to limit scrapie testing to male sheep. Also contributing to the reduced revenues in our U.K. agricultural business was an outbreak of foot and mouth disease in August which prevented the collection of tens of thousands of samples. This shortfall in revenues was essentially mitigated by an increase in U.S. and U.K. forensics business in the third quarter.” Mr. Bologna continued, “Our efforts to turnaround our North American operations are progressing well. Relative to the third quarter of 2006, the gross margin of our North American operations has increased significantly. Additionally, our U.K. forensics business grew nicely in the third quarter relative to the third quarter of 2006.”

Mr. Bologna concluded, “We also believe that the closing of the acquisition of ReliaGene, yesterday, October 31, 2007, demonstrates our commitment to grow Orchid’s core business and add to the bottom line through acquisitions. We expect a positive impact to our business and customer service offerings as we capitalize on the integration of ReliaGene into Orchid Cellmark.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, November 1, 2007 at 10:00 am EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 20685333. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the belief that the closing of the acquisition of ReliaGene on October 31, 2007, demonstrates Orchid Cellmark’s commitment to grow its core business and add to its bottom line through acquisitions and the expectation of a positive impact to Orchid Cellmark’s business and customer service offerings as it capitalizes on the integration of ReliaGene into Orchid Cellmark. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, Orchid Cellmark’s ability to timely and successfully integrate ReliaGene’s business, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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